EXHIBIT 2.2


                                 AMENDMENT NO. 1

         This Amendment No. 1 (the "Amendment"), dated February __, 1997, is hereby made to the Acquisition Agreement dated January 6, 1997 (the "Agreement"), by and between 1st United Bank, a Florida chartered bank ("1st United"), Island National Bank and Trust Company, a national banking association ("Island") and 1st United Bancorp, a Florida bank holding company ("Bancorp"), (1st United, Island and Bancorp are collectively referred to herein as the "Parties").

     WHEREAS, the Agreement requires that, within 30 days after the Effective Date, Island obtain agreements (the "Modification Agreements") in form acceptable to Bancorp and 1st United pursuant to which each holder of each Island Option agrees to surrender such optionholder's rights pursuant to Island Options in return for the consideration set forth in Section 2.b(ii)(a) of the Agreement and the Agreement provides a procedure pursuant to which the Merger Consideration to be delivered to the holders of Island Options is to be delivered; and

     WHEREAS, the Parties have agreed that it is not appropriate to obtain Modification Agreements from the holders of Island Options, other than existing or former executive officers and directors of Island, prior to the distribution of the Definitive Island Proxy Materials; and

     WHEREAS, due to increases in the value of Bancorp Shares since the execution of the Agreement, it is necessary to amend the formula for computation of the portion of the Merger Consideration to be delivered to the holders of Island Options to continue to reflect the original intent of the Parties.

     WHEREAS, the Parties wish to modify the Agreement as provided herein;

     NOW, THEREFORE, in consideration for the premises and mutual promises contained herein, the Parties agree as follows:

     1. The foregoing recitations are incorporated into and comprise a part of this Amendment.

     2. Unless otherwise defined herein, any capitalized term used herein shall have the meaning ascribed to such term in the Agreement.

     3. Section 2.6(i) and Section 2.6(ii)(a) are hereby amended to read as follows:

         (i) At and as of the Effective Time, each Island Share, issued and outstanding immediately prior to the Effective Time other than the Dissenting Shares, and each Island Option as to which the holder has entered into an agreement as contemplated by Section 5.2(iv) shall, by virtue of the Merger and without any action on the part of the Island Stockholders, be converted into and represent the right to receive a portion of the Merger Consideration calculated as

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provided in ss.2.6(ii) and deliverable to the holder of record of the Island
Option as provided hereinafter and of the Certificate, without interest thereon, upon surrender of the Certificate representing such Island Share.

         (ii) Subject to any adjustments made to the amount of the Merger Consideration pursuant to ss. 2.6(iv), each holder of:

              a. Island Options as of the Effective Time, with respect to each group of Island Options held by such holder which are exercisable on the same terms, (and as to which that holder has entered into an agreement as contemplated by Section 5.2(iv)) shall receive a portion of the Merger Consideration equal to: (i) the Aggregate Consideration (as hereinafter defined) divided by the Total Equities; (ii) minus the Option Price for such Island Options held by that holder; (iii) multiplied by the number of Island Shares issuable on the exercise of the Island Options in each group of Island Options held by that holder; (iv) divided by the Actual Value; and (v) multiplied by the number of Bancorp Shares comprising the Bancorp Purchase Stock. Aggregate Consideration shall mean the Actual Value plus the aggregate exercise price for all Island Options. The foregoing is expressed as a formula as follows:



                                [GRAPHIC OMITTED]

         4. Section 2.10 of the Agreement is hereby amended to read as follows:

            SECTION 2.10 EXCHANGE OF SHARES.

            (i) Within three (3) business days after the Effective Time, Bancorp and/or 1st United shall deposit cash and transmit instructions to the Transfer Agent to issue and deliver the Bancorp Purchase Stock and cash in amounts necessary to make delivery of the Merger Consideration pursuant to Section 2.6 hereof to holders of Island Shares that are issued and outstanding immediately prior to the Effective Time and to the holders of Island Options who have executed the agreements contemplated by Section 5.2(iv) hereof, and, to the extent ascertainable under applicable law, to make the appropriate cash payments, if any, to holders of Dissenting Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Transfer Agent shall, pursuant to such instructions given by Bancorp, promptly make the payments and delivery provided for in the preceding sentence out of the Exchange Fund to the holders of Certificates upon surrender of the Certificates and letters of transmittal from the holders of Island Shares and to the holders of Island Options who have executed the agreements contemplated by Section 5.2(iv) hereof in accordance with Section 2.10(ii). Payments to the holders of Dissenting Shares shall be made as required by Chapter 658, Florida Statutes, and the

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National Bank Act. Subject to holding sufficient cash to make prompt payments to holders of Island Shares and/or Island Options, the Transfer Agent shall invest the Exchange Fund in a money market account with 1st United. Bancorp shall bear the risk of any investment losses by the Transfer Agent and shall contribute additional funds if necessary to pay all of the Merger Consideration and the payments due to the holders of Dissenting Shares. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

            (ii) Within five (5) business days after the Effective Time the Transfer Agent shall mail to each record holder of an outstanding Certificate or Certificates, a form letter of transmittal approved by Island and Bancorp (which as to the Certificates shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent) and instructions for use in effecting the surrender of the Certificates. Upon the delivery of a transmittal letter by each holder of Certificates duly executed and properly completed in full and, if required by Bancorp signature medallion guaranteed, and surrender to the Transfer Agent of the Certificate, the holder of such Certificates shall be entitled to receive in exchange therefor Bancorp Purchase Stock in the amount and proportions provided in Section 2.6(ii), and such Certificate shall forthwith be canceled. As soon as practicable after the Effective Time the Transfer Agent shall transfer to each holder of an Island Option who has executed an agreement as contemplated in Section 5.2(iv) the amount and portion of the Merger Consideration provided in Section 2.6(ii). No interest will be paid or accrued on the cash payable upon surrender of the Island Option or Certificate. If payment or delivery of Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Merger Consideration to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Bancorp that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.10, each Island Option the holder of which has executed an agreement as contemplated in Section 2.6(ii) and Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. From and after the Effective Time, no Certificates or Island Options shall represent any right or interest in Island and shall represent only the right to receive Bancorp Stock in accordance with the provisions of this Agreement.

            (iii) Bancorp shall not pay any dividend or make any distribution on Bancorp Purchase Stock to any Island Stockholder until the Island Stockholder surrenders for exchange its Certificates. Bancorp shall instead pay the dividend or make the distribution to the Transfer Agent in trust for the benefit of the Island Stockholder to be distributed to the Island Stockholder on surrender of the Certificates and such dividends or distributions shall become a part of the Exchange Fund. In no event shall a Island Stockholder or holder of Island Options be entitled to interest or earnings on the dividends or distributions held by the Transfer Agent. Any such interest or earnings shall be paid to Bancorp.

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            (iv) After the Effective Time, the stock transfer ledger of Island shall be closed and there shall be no transfers on the stock transfer books of Island of the Island Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Bancorp or 1st United, they shall be promptly presented to the Transfer Agent and exchanged as provided above.

            (v) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Island for six months after the Effective Time shall be paid to Bancorp, and the holders of Island Shares not theretofore presented to the Transfer Agent shall look to Bancorp as a general creditor only, and not to the Transfer Agent, for the payment of any portion of the Exchange Fund in respect of such Island Shares.

         5. Section 5.2(iv) of the Agreement is hereby amended to read as follows:

            (iv) within sixty (60) days after the Effective Date, agreements in form and substance reasonably acceptable to Bancorp pursuant to which E. Anthony Newton, Gustave T. Broberg, Donald Carmichael, Paul L. Maddock, Jr., E. Rodman Titcomb, Jr. and each other present or former executive officer or director of Island who is the holder of Island Options, other than William Watson, agrees to accept the consideration provided in Section 2.6(ii)(a) in exchange for all of the rights of that holder of Island Options under the agreements pursuant to which those Island Options were granted, including, without limitation, all rights to Island Stock or Bancorp Shares other than Bancorp Purchase Shares allocated pursuant to Section 2.6(ii)(a). Island shall exert best efforts to obtain such an agreement from William Watson within sixty (60) days after the Effective Date. Within ten (10) days after the date the Definitive Island Proxy Materials are mailed to the Island Stockholders, Island shall obtain such agreements from each of the other holders of Island Options.

         6. Except as expressly provided herein, nothing in this Amendment shall be construed to modify or supersede any of the Parties' rights and obligations previously set forth in the Agreement. In the event the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall control. The Agreement, in conjunction with this Amendment, shall represent the Parties complete understanding on the subject matters contained therein.

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         7. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall constitute but one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first provided above.

                                      1ST UNITED BANCORP


                                      By: /s/ JOHN MARINO
                                          -------------------------------
                                      Title: Treasurer
                                      Date:  2/25/97


                                      1ST UNITED BANK


                                      By: /s/ JOHN MARINO
                                          -------------------------------
                                      Title:Executive Vice President
                                      Date: 2/25/97



                                      ISLAND NATIONAL BANK AND TRUST COMPANY


                                      By: /s/ E. ANTHONY NEWTON
                                          -------------------------------
                                      Title: President
                                      Date:  2/25/97



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